Exhibit 10.2
                                     FORM OF
                                 REVOLVING NOTE


                                                              _________ __, 2008
$8,000,000.00


     American Church Mortgage Company, a Minnesota corporation (the "Borrower"), for value received, hereby promises to pay to the order of Beacon Bank, a Minnesota banking corporation ("Lender"), at the Lender's principal place of business at 19765 Highway Seven, Shorewood, MN 55331, or at such other place as may be designated by the holder hereof, in lawful money of the United States of America, the principal sum of Eight Million Dollars ($8,000,000.00), or such lesser amount as may be advanced from time to time, together with interest at the Wall Street Journal Prime Rate (the "Prime Rate") as such rate is established from time to time. The Prime Rate is currently 5%. The interest rate is subject to a floor of 5%. If the Prime Rate is greater than 6%, the interest rate hereon shall be reduced by 50 basis points, subject to a floor of 6% (e.g., if the Prime Rate is 6.25%, the interest rate hereon shall be equal to 6%; if the Prime Rate is 7%, then the interest rate hereon shall be equal to 6.5%). Interest shall be due and payable monthly on the first day of each month commencing on October 1, 2008. All payments shall be applied first to interest, then to reduction of principal. Interest shall be calculated on the basis of actual days elapsed in a 360 day year. The entire unpaid principal and all accrued and unpaid interest shall be due and payable in full on September 12, 2010, or such earlier date as is defined in a Loan and Security Agreement ("Loan Agreement") entered into by and between Borrower and Lender of even date herewith. This is a balloon payment.

     Pursuant to the terms of the Loan Agreement, principal may be advanced, repaid and readvanced. The Loan Agreement contains limitations and restrictions on advances and other terms and conditions.

     Borrower shall pay to Lender a late charge of five percent (5%) of any monthly installment not received by the Lender within ten (10) days after the installment is due, but such late charge shall not apply to the final balloon payment due hereon provided the final balloon payment is paid within fifteen
(15) days of the date on which it is due.

     The holder of this Note may, at its option, without notice (provided, however, that only after regular monthly payments have commenced on the Note, Lender will give Borrower, at Borrower's last known address ten (10) days written notice [calculated from the date of mailing] prior to acceleration) declare this Note immediately due and payable for the entire unpaid principal hereof plus accrued interest hereon upon or at any time after the occurrence of any of the following events: (i) any default in the payment of this Note; (ii) any default under the terms or conditions of any security herewith or heretofore or hereafter given to or acquired and held by the holder of this Note to which any maker, co-maker, endorser, surety or guarantor hereof is a party; (iii) or if the holder hereof, after giving due consideration to commercially reasonable standards, deems itself insecure. The Lender shall have no obligation to make

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further  advances under any loan  commitment  regardless of the amount loaned at any time Lender considers the loan insecure for any reason.

     Each maker, co-maker, endorser, surety and guarantor hereto jointly and severally agrees to pay this Note and guarantees payment hereof and waives demand, presentment, protest and notice of dishonor, and consents to any extensions and renewals hereof without notice and consents to the release by the holder of this Note with or without consideration of any of them, and exonerates the holder of this Note from any duty or obligation to make demand on anyone for payment or any collateral now or hereafter securing this Note or to give notice to anyone of nonpayment thereof or to collect or sell the same and consents to the extension, renewal, exchange, surrender or release by the holder of this Note with or without consideration of any such collateral, and agrees that when or at any time after this Note becomes due, the holder of this Note may without notice, offset or charge this Note against any bank account or other account then maintained by any of them with the holder of this Note or then existing between any of them and the holder of this Note and to pay any deficiency, and agree in case of any default to pay all costs of collection, including reasonable attorney's fees.

     Lender has the right to further extend this Note. Any such extension may provide for an extended period of time for principal repayment, an increase or decrease in the interest rate, advancement of additional principal sums, or any combination thereof (together with the inclusion of fees and costs related to such extension) resulting in principal, interest and monthly payment amounts equal to or exceeding those originally stated.

                                               BORROWER

                                               AMERICAN CHURCH MORTGAGE COMPANY


                                               By:      ______________________
                                                          Phillip J. Myers
                                              Its:        President



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